Exhibit 10.3

ON ASSIGNMENT, INC.

SECOND AMENDMENT TO THE RESTATED 1987 STOCK OPTION PLAN

(As Amended and Restated April 7, 2006)

(Second Amendment dated April 17, 2007)

SECOND AMENDMENT TO THE ON ASSIGNMENT, INC. RESTATED 1987 STOCK OPTION PLAN,

AS AMENDED AND RESTATED APRIL 7, 2006

Pursuant to the authority reserved to the Board of Directors (the “Board”) of On Assignment, Inc., a Delaware corporation (the “Company”) under Section 5.3 of the Company’s Restated Stock Option Plan, as Amended and Restated on April 7, 2006 (the “Stock Plan”), the Board hereby amends the Stock Plan as follows (the “Amendment ”):

1.            Section 2.9 of the Stock Plan is deleted and replaced in its entirety with the following:

“2.9          ‘Committee’ means the Compensation Committee of the Board of Directors, so long as such Compensation Committee shall be comprised of two or more non-employee members of the Board, each of whom is (i) an “outside director” within the meaning of Section 162(m) of the Code, (ii) an “independent director” under the rules of the Nasdaq Stock Exchange (or other principal securities market on which shares of Stock are traded, if any) and (iii) an “independent director” under Rule 16b-3 (or its successor) under the Exchange Act. If the Compensation Committee of the Board ceases to meet the foregoing requirements, then “Committee” shall instead mean a committee of the Board that does meet such requirements.”

2.            New Section 2.20A is hereby added to the Stock Plan immediately after Section 2.20 of the Stock Plan:

“2.20A ‘Full Value Award’ means any Award other than an Option, SAR or other Award for which the Grantee pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).”

3.            Sections 3.1 and 3.2 are deleted and replaced in their entirety with the following:

“3.1.                Board

Subject to Section 3.2 below, the Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law, including full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2.                      Committee

Notwithstanding Section 3.1 above, the Board, in its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, shall delegate to the Committee its powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, to the extent consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board or the Committee may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards. Notwithstanding the foregoing, the full Board, acting by a majority of its members, shall conduct the general administration of the Plan with respect to all Awards granted to Outside Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or

Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.”

4.            The first sentence of Section 4 of the Stock Plan is deleted and replaced in its entirety with the following:

“4.                         STOCK SUBJECT TO THE PLAN

“Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be 13,900,000,  provided , that such aggregate number of shares of Stock available for issuance under the Plan shall be reduced by 1.53 shares for each share of Stock delivered in settlement of any Full Value Award on or after April 17, 2007 and shall be reduced by 1 share for each share of Stock granted pursuant to any Option, SAR or other Award that does not constitute a Full Value Award.”

The remainder of Section 4 shall not be affected by this Amendment.

Except as expressly provided in this Amendment, all terms and conditions of the Stock Plan and any awards outstanding thereunder shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company as of the 17th day of April, 2007.

ON ASSIGNMENT, INC.
/s/ PETER T. DAMERIS
Peter T. Dameris
President and CEO
Attest:
/s/ JAMES L. BRILL
James L. Brill
Sr. Vice President and Chief Financial Officer